                                                                                                                                                            Exhibit 11

                                                    CCA INDUSTRIES, INC. AND SUBSIDIARIES

                                                   COMPUTATION OF EARNINGS PER SHARE

                                                                          (UNAUDITED)

                                                                                  Three Months Ended                        Six Months Ended

                                                                                              May 31,                                     May 31,

                                                                                2006                      2005                 2006                  2005

Item 6.

Weighted average shares outstanding -

  Basic                                                                   7,013,723               7,139,056          7,092,082          7,116,651

Net effect of dilutive stock

  options--based on the

  treasury stock method

  using average market  price                                      108,897                 196,031             117,359             200,452

Weighted average shares outstanding -

  Diluted                                                                  7,122,620              7,335,087          7,209,441          7,317,103

        Net Income                                                   $1,705,108            $1,750,655        $2,775,886        $2,695,485

Per share amount

  Basic                                                                           $0.24                      $0.25                 $0.39               $0.38

  Diluted                                                                         $0.24                      $0.24                $0.39                $0.37